UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

CENTURY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36491	68-0521411
(Commission File Number)	(I.R.S. Employer Identification Number)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 770-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 21, 2014, Century Communities, Inc., a Delaware corporation (the “Company”), entered into a credit agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement provides the Company with a revolving line of credit (the “Credit Facility”) of up to $120 million.

Unless terminated earlier, the Credit Facility will mature on October 21, 2017, and the principal amount thereunder, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on such date. The Company may request a twelve-month extension of the maturity date subject to the approval of the lenders and the Administrative Agent.

Under the terms of the Credit Agreement, the Company is entitled to request an increase in the size of the Credit Facility by an amount not exceeding $80 million. If the existing lenders elect not to provide the full amount of a requested increase, the Company may invite one or more other lender(s) to become a party to the Credit Agreement, subject to the approval of the Administrative Agent and L/C Issuer. The Credit Agreement includes a letter of credit sublimit of $20 million. The obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries.

Borrowings under the Credit Agreement bear interest at a floating rate equal to the London Interbank Offered Rate plus an applicable margin between 2.75% and 3.25% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.75% and 2.25% per annum. The “applicable margins” described above are determined by a schedule based on the leverage ratio of the Company, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Credit Facility.

The Credit Agreement contains customary affirmative and negative covenants (including limitations on the Company’s ability to grant liens, incur additional debt, pay dividends, redeem its common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires the Company to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon the ratio of debt to tangible net worth of the Company and its subsidiaries on a consolidated basis, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon the ratio of EBITDA to cash interest expense of the Company and its subsidiaries on a consolidated basis, (iii) a consolidated tangible net worth of not less than the sum of $250 million, plus 50% of the net proceeds of any issuances of equity interests of the Company and the guarantors of the Credit Facility, plus 50% of the amount of consolidated net income of the Company and its subsidiaries, (iv) liquidity of not less than $25 million, and (v) a risk asset ratio of not more than 1.25 to 1.0, based upon the ratio of the book value of all risk assets owned by the Company and its subsidiaries to the Company’s tangible net worth.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 8.01.	Other Events.

On October 21, 2014, the Company issued a press release announcing its entry into the Credit Agreement referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated October 21, 2014, between Century Communities, Inc., Texas Capital Bank, National Association, and the lenders party thereto.

99.1	Press release dated October 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY COMMUNITIES, INC. Date: October 23, 2014

By:	/s/ David Messenger
David Messenger
Chief Financial Officer (principal financial officer and principal accounting officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated October 21, 2014, between Century Communities, Inc., Texas Capital Bank, National Association, and the lenders party thereto.

99.1	Press release dated October 21, 2014.